PROSPECTUS Dated March 29, 1995                   Pricing Supplement No. 38 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 33-57833
Dated March 29, 1995                           February 5, 1996 Rule 424(b)(3)

                           Morgan Stanley Group Inc.
                      GLOBAL MEDIUM-TERM NOTES, SERIES E
            Euro Floating Rate Senior Bearer Notes Due January 1998

   The Global Medium-Term Notes, Series E (Euro Floating Rate Senior Bearer Notes Due January 1998) described in this Pricing Supplement (the "Notes") will mature on the Maturity Date. The Notes will not be redeemable at the option of Morgan Stanley Group Inc. prior to the Maturity Date other than under the circumstances described under "Description of Notes - Tax Redemption" in the accompanying Prospectus Supplement.

   The Notes will be issued only in bearer form, which form is further described under "Description of Notes - Forms, Denominations, Exchange and Transfer" in the accompanying Prospectus Supplement. Notes in bearer form will not be exchangeable at any time for Notes in registered form at the option of the holder.

  The Notes are further described under "Description of Notes--Floating Rate Notes" in the accompanying Prospectus Supplement, except that to the extent the terms described below are inconsistent with such description, the terms described below shall control.


PRINCIPAL AMOUNT:                     INTEREST ACCRUAL DATE:              INTEREST PAYMENT DATES:
  U.S.$50,000,000                      February 12, 1996                   Each January 30, April 30, July 30
                                                                           and October 30, or if such day is not
                                                                           a Business Day, the next succeeding
MATURITY DATE:                        INITIAL INTEREST RATE:               Business Day
 January 30, 1998                      To be determined 2 London
                                       Banking Days prior to the date
                                       of issuance based on               INTEREST RESET PERIODS:
SETTLEMENT AND DATE OF                 interpolated LIBOR for the          The first Interest Reset Period will be
ISSUANCE:                              period                              the period from and including April
 February 12, 1996                                                         30, 1996 to but excluding the
                                                                           immediately succeeding Interest
                                      INITIAL INTEREST RESET               Payment Date.  Thereafter, the
ISSUE PRICE:                          DATE:                                Interest Reset Periods will be the
  100%                                 April 30, 1996                      periods from and including an
                                                                           Interest Payment Date to but
                                      MAXIMUM INTEREST RATE:               excluding the immediately succeeding
SPECIFIED CURRENCY:                    N/A                                 Interest Payment Date
  U.S. Dollars

                                      MINIMUM INTEREST RATE:              INTEREST RESET DATES:
BASE RATE:  LIBOR                      N/A                                 Each Interest Payment Date


INDEX MATURITY:  3 Months             INITIAL REDEMPTION DATE:            CALCULATION AGENT:
                                       N/A                                 Chemical Bank, N.A. (London
                                                                           branch)
SPREAD (PLUS OR MINUS):
 Plus 0.125% per annum                INITIAL REDEMPTION
                                      PERCENTAGE:  N/A                    INDEX CURRENCY:
                                                                           U.S. Dollars
ALTERNATE RATE EVENT
SPREAD:  N/A                          ANNUAL REDEMPTION
                                      PERCENTAGE REDUCTION:               TOTAL AMOUNT OF OID:
                                      N/A                                  None
SPREAD MULTIPLIER:  N/A

                                      OPTIONAL REPAYMENT                  ORIGINAL YIELD TO MATURITY:
COMMON CODE: 006392482                DATE(S):                             N/A
ISIN:  XS0063924822                     N/A

                                                                          INITIAL ACCRUAL PERIOD OID:
                                      REFERENCE SCREEN:                    N/A
                                        TELERATE 3750

                                                                          DENOMINATIONS:
                                                                           U.S. $1,000,000

Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

   Subject to the terms and conditions set forth or incorporated by reference in a Terms Agreement dated as of February 8, 1996 between the Company and the underwriters named below (the "Managers"), the Company has agreed to sell, and the Managers have agreed to purchase, severally but not jointly, at a Purchase Price of 99.86%, an aggregate of U.S. $50,000,000 principal amount of the Notes. The Purchase Price equals the Issue Price to the public of the Notes less a selling concession of .07%, and a combined management and underwriting commission of .07% of the principal amount of the Notes. After the initial offering of the Notes, the offering price and other selling terms may from time to time be varied by the Managers.

   Each Manager has agreed that (i) it has not offered or sold and will not offer or sell any Notes to persons in the United Kingdom prior to admission of such Notes to listing in accordance with Part IV of the Financial Services Act 1986 (the "Act"), except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 or the Act; (ii) it has complied with and will comply with all applicable provisions of the Act with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom; and
(iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Notes, other than any document which consists of or any part of listing particulars, supplementary listing particulars or any other document required or permitted to be published by listing rules under Part IV of the Act, to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995 or is a person to whom such document may otherwise lawfully be issued or passed on.


                             Morgan Stanley & Co.
                             International Limited


Mitsubishi Finance International plc                          Nikko Europe plc


   The Managers propose to offer the Notes directly to investors initially at the issue price set forth on the cover page hereof.